Exhibit 10.27

April 25, 2022

PERSONAL AND CONFIDENTIAL

Mr. Nicolaus Radford

Nauticus Robotics, Inc.

17146 Feathercraft Lane

Webster, Texas 77598

Mr. Radford:

This amended and restated letter agreement (this “A&R Agreement”) is to confirm our understanding of the basis upon which Coastal Equities, Inc., a FINRA member broker-dealer ( “CEI” or “Advisor”), is being engaged by Nauticus Robotics, Inc. (formerly Houston Mechatronics, Inc.) (together with any present and future subsidiaries, the “Company”) to provide the services described herein. This agreement supercedes any other agreements between the Company and the Advisor.

1.	The Company hereby engages CEI as the Company’s consultant for the purpose of advising and assisting the Company in connection with the planning, execution and closing of a “Sale” (as defined below) of the Company. CEI’s services shall include: (a) facilitating potential purchasers’ and/or potential financing participants’ due diligence investigation, including without limitation coordinating and maintaining the data room established in connection therewith (it being understood that the Company shall contract directly with the data room vendor and pay all associated fees and expenses relating to the data room) and coordinating the review, negotiation and execution of confidentiality and/or non-disclosure agreements in connection therewith, (b) performing valuation analyses; (c) identifying opportunities for the Sale of the Company; (d) advising the Company concerning opportunities for such Sale, whether or not identified by CEI; (e) as requested by the Company, participating on the Company’s behalf in negotiations concerning such Sale and (f) such other services as may be mutually agreed upon by CEI and the Company. The Company acknowledges and agrees that CEI will be entitled to provide its services, in whole or in part, through any current or future affiliate and references to CEI shall, where the context so requires, include reference to any such affiliate.

2.	In connection with our engagement, CEI and the Company will develop a list of appropriate entities that might be potential purchasers of the Company and/or any of its businesses, securities or assets. CEI will initiate and coordinate discussions with potential purchasers, solicit and review proposals received from such potential purchasers, participate in the negotiation of possible transactions and advise the Company as to negotiating strategy and other matters in connection therewith. The Company will furnish CEI with all information and material regarding the Company and any proposed Sale of the Company as CEI may request in connection with the performance of its obligations hereunder. CEI will familiarize itself with the financial condition and business of the Company and will assist the Company in preparing a memorandum and/or other marketing and offering documents (collectively, “Documents”) to describe the Company and its management and financial status for use in discussions with prospective purchasers. The Company acknowledges and agrees that in rendering its services hereunder, CEI will be using and relying upon, without any independent investigation or verification thereof, all information that is or will be furnished to CEI by or on behalf of the Company and on publicly available information, and CEI will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information (included in the Documents or otherwise), and that CEI will not undertake to make an independent appraisal of any of the assets of the Company. The Company understands that in rendering services hereunder CEI does not provide accounting, legal or tax advice and will rely upon the advice of counsel to the Company and other advisors to the Company as to accounting, legal, tax and other matters relating to any transaction or proposed transaction contemplated by this A&R Agreement. The Company shall have the right to review and approve in its sole discretion, prior to release or distribution, any materials CEI prepares for purposes of describing, summarizing, promoting or otherwise communicating information regarding the Sale to third parties.

3.	For the purposes of this A&R Agreement:

(a)	A “Sale” of the Company shall mean any transaction or series or combination of related transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of, or all or a majority of the equity interests in the Company or any of its businesses (a “Business”), securities or assets is transferred for Consideration, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation (including any merger or business combination with any special purpose acquisition company), a recapitalization, a tender or exchange offer, a leveraged buy-out, or the formation of a joint venture, or partnership. For purposes of the foregoing, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and business of the Company, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Consideration” shall mean, without duplication, the full transaction value of any Sale of the Company including the total value of all cash (including escrowed funds), the fair market value (as determined below) of securities, assumed third-party indebtedness, other property and any contingent, earned or other consideration paid or payable, directly or indirectly, by an acquiring party to a selling party or to a participant in the transaction in connection with a Sale of the Company. The fair market value of any such securities (whether debt or equity) or other property or items of value shall be determined as follows: (i) the value of securities that are freely tradeable in an established public market shall be the last closing market price of such securities prior to the public announcement of the Sale; and (ii) the value of securities which are not freely tradeable or which have no established public market, or if the Consideration utilized consists of property other than securities, the value of such securities or other property shall be the mutually agreed upon fair market value on the day prior to the Closing; provided that promissory notes or other debt obligations will be valued at the face amount thereof. Consideration shall also include the face value of any third-party indebtedness for borrowed money that is assumed in connection therewith, any positive net working capital paid by an acquiring party to a selling party, and any amounts paid by the Company to repurchase securities (other than pre-existing ordinary course repurchase programs) or dividends paid subsequent to the date of this A&R Agreement. In the case of a recapitalization, Consideration shall include the aggregate amount of indebtedness incurred or equity raised by the Company or a successor thereof in connection with such recapitalization. If a Sale of the Company is structured such that it involves a direct or indirect transfer of fifty percent (50%) or more of the outstanding equity interests in the Company, the Consideration involved in that transaction shall be deemed increased to include the value of any equity interests in the Company that are not transferred in the transaction by the owners thereof, with such value calculated at the price or implied price per share paid for or with respect to interests of the same class in the transaction (without any discount for minority interest or for non-marketability). If any Consideration to be paid is computed in a foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. Dollars at the prevailing exchange rate on the date or dates on which such Consideration is paid.

4.	The Company may refuse to discuss or negotiate the Sale of the Company with any party for any reason whatsoever and may terminate negotiations with any party at any time.

5.	As compensation for the services rendered by CEI hereunder, the Company shall pay or cause CEI to be paid as follows:

(b)	If a Sale of the Company occurs either during the term of CEI’s engagement hereunder, or at any time during a period of 9 months following the effective date of termination of CEI’s engagement hereunder (such period, the “Tail Period”), then, upon consummation of the Sale, the Company shall pay to CEI a cash fee equal to $7,600,000, except as otherwise provided in this Section 5(b).

Within ten (10) business days after termination or expiration of this engagement, CEI will provide the company with a list (the “Target List”) of the potential purchasers referred to the Company by CEI or otherwise contacted or solicited by CEI during the engagement. If, at any time prior to the expiration of the Tail Period the Company enters into a definitive agreement for a Sale or consummates a Sale, with a purchaser on the Target List, the Company will pay to CEI a cash fee equal to the percentages of Consideration involved in the Sale as outlined above upon consummation of the Sale. If, at any time prior to the expiration of the Tail Period the Company enters into a definitive agreement for a Sale or consummates a Sale with a purchaser that is not on the Target List, the Company will pay $500,000 to CEI upon consummation of the Sale.

Notwithstanding anything to the contrary contained herein, in no event will CEI be entitled to receive the compensation provided for above (or otherwise under this A&R Agreement) if (i) the Company terminates CEI for Cause or if the Company would have been able to terminate CEI for Cause at the time CEI terminates this A&R Agreement, (ii) the Company terminates this A&R Agreement because, before the execution of a definitive agreement relating to a Sale, unless both (1) CEI has offered the Company the services of a suitable alternative banker within thirty (30) days following the date on which the current banker’s association with CEI is terminated and (2) the Company has accepted the services of such alternative banker, as determined by the Company in its sole discretion or (iii) CEI unilaterally terminates its engagement hereunder. “Cause” for purposes hereof means the bad faith, gross negligence or willful misconduct of CEI in connection with the provision of its services hereunder.

(c)	Compensation which is payable to CEI pursuant to subsection 5(b) (including compensation payable with respect to escrowed funds) shall be paid by the Company to CEI at the closing of a Sale of the Company, provided that compensation attributable to that part of Consideration which is contingent upon future earnings performance or the occurrence of some other event or circumstance, other than with respect to funds escrowed at the closing of a Sale of the Company (“Contingent Consideration”) shall be calculated and paid by the Company to CEI upon the receipt of such Contingent Consideration. In the event that Contingent Consideration is payable by an individual, group or legal entity other than the Company, or by a successor to the Company, after the closing of a Sale of the Company, the Company shall cause such individual, group, entity or successor to pay compensation payable to CEI hereunder, or, at the closing, to enter into an agreement to pay such compensation to CEI according to the terms hereof.

(d)	In the event that a Sale of the Company involves a combination or series of related transactions, the compensation due to CEI under subsection (b) above shall be determined as of the closing of each such transaction, based on the aggregate amount of Consideration involved in such transaction. Accordingly, CEI shall be entitled to additional compensation at the time of closing of each such subsequent transaction covered by this A&R Agreement, however, in determining the applicable percentage in the chart in subsection (b) above, the aggregate amount of consideration involved in all such transactions shall be included.

6.	In addition to the fees described in Section 5 above and the obligation of the Company to pay certain expenses set forth in Section 7 below, and whether or not any Sale of the Company is consummated, the Company will pay all of CEI’s reasonable out-of-pocket expenses (including, without limitation, expenses related to document and presentation materials, travel, external database and communications services, an online data room, courier and delivery services, and the fees and expenses of its outside legal counsel) incurred in connection with this engagement; provided that such reimbursable expenses shall not exceed $35,000 in the aggregate without the Company’s consent. Such out-of-pocket expenses shall be payable as they are incurred upon written request by CEI.

7.	In connection with engagements of the nature covered by this A&R Agreement, it is CEI’s practice to provide for indemnification, contribution, and limitation of liability. By signing this A&R Agreement, the Company agrees to the provisions attached to this A&R Agreement (Attachment A), which provisions are expressly incorporated by reference herein.

8.	CEI is being retained to serve as financial advisor solely to the Company, and it is agreed that the engagement of CEI is not, and shall not be deemed to be, on behalf of, and is not intended to confer rights or benefits upon, any shareholder or creditor of the Company or upon any other person or entity, except for the Board of Directors of the Company. No one other than the Company is authorized to rely upon this engagement of CEI or any statements, conduct or advice of CEI, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by CEI in connection with this engagement are intended solely for the benefit and use of the Company and the Board of Directors of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of CEI shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to CEI (or to such opinions, advice or other assistance) be made without the express prior written consent of CEI.

9.	The term of this engagement will be effective as of March 29, 2022 (the “Effective Date”) and will expire on the date 12 months after the Effective Date. This A&R Agreement may be earlier terminated with or without cause by the Company or by CEI only upon written notice to the other party at any time and without liability or continuing obligation to the Company or to CEI (except for any accrued fees and any expenses incurred by CEI to the date of termination or expiration or any fees and any expenses otherwise payable during the Tail Period pursuant to Section 5); provided that the provisions of Sections 2, 5, 6, 7, 8, 9, 10, 11 and 12 hereof shall survive any expiration or termination of this A&R Agreement.

10.	The Company represents and warrants that there are no brokers, representatives or other persons that have an interest in any compensation due to CEI from any transaction contemplated herein. The Company acknowledges and agrees that CEI is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, which may conflict with the interests of the Company, CEI and its affiliates from time-to-time may: (i) effect transactions for its own account or the accounts of its clients and hold long or short positions in debt or equity securities or other financial instruments (or related derivative instruments) of the Company or other parties which may be the subject of this engagement or any transaction contemplated hereby; (ii) have had confidential discussions with, and provided information to, clients, potential clients, financial investors or other parties in the Company’s industry (including competitors) regarding various market and strategic matters (including potential strategic alternatives or transactions that may involve the Company); and/or (iii) have performed, or sought to perform, various investment banking, financial advisory or other services for clients who may have conflicting interests with respect to the Company.

11.	The terms and provisions of this A&R Agreement are solely for the benefit of the Company and CEI and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person or entity shall acquire or have any right by virtue of this A&R Agreement. The Company and CEI acknowledge and agree that CEI is acting as an independent contractor, and is not a fiduciary of, nor will its engagement hereunder give rise to fiduciary duties to, the Company or the Company’s shareholders. Except for the Mutual Confidentiality Agreement dated February 11, 2021, which shall remain in full force and effect in accordance with its terms, this A&R Agreement represents the entire understanding between the Company and CEI with respect to CEI’s engagement hereunder, and all prior discussions are merged herein. This A&R Agreement may be executed in two or more counterparts (including fax or electronic counterparts), all of which together will be considered a single instrument. THIS A&R AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAWS, AND MAY BE AMENDED, MODIFIED OR SUPPLEMENTED ONLY BY WRITTEN INSTRUMENT EXECUTED BY EACH OF THE PARTIES HERETO, WHICH IN THE CASE OF CEI MUST BE EXECUTED EITHER BY CEI’S HEAD OF INVESTMENT BANKING OR CHIEF OPERATING OFFICER-INVESTMENT BANKING.

12.	The parties hereby submit to the jurisdiction of and venue in the federal courts located in the City of Houston, Texas in connection with any dispute related to this A&R Agreement, any transaction contemplated hereby, or any other matter contemplated hereby. If for any reason jurisdiction and/or venue is unavailable in such federal courts, then the parties hereby submit to the jurisdiction of and venue in the state courts located in such city in connection with any such dispute or matter. In addition, the parties hereby waive any right to a trial by jury with respect to any such dispute or matter. .

If the foregoing correctly sets forth the entire understanding and agreement between CEI and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written

Very truly yours,

COASTAL EQUITIES, INC.

By:	/s/ Charles Reiling
Charles Reiling
Coastal Equities, Inc.
Investment Banking Principal

AGREED, as of April 25, 2022:

Nauticus Robotics, Inc.

By:	/s/ Nicolaus A. Radford
Name:	Nicolaus A. Radford
Title:	President & CEO

ATTACHMENT A

COASTAL EQUITIES, INC.

INDEMNIFICATION, CONTRIBUTION AND

LIMITATION OF LIABILITY PROVISIONS

(a)	The Company agrees to indemnify and hold harmless CEI and its affiliates and their respective officers, directors, employees and agents, and any persons controlling CEI or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (CEI and each such other person or entity being referred to herein as an “Indemnified Person”), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or its affiliates; (ii) any transaction contemplated by this A&R Agreement; (iii) any advice or services rendered or to be rendered by any Indemnified Person pursuant to this A&R Agreement; or (iv) actions taken or omitted to be taken by an Indemnified Person with the consent or in conformity with the actions or omissions of the Company or its affiliates or (B) are otherwise related to or arise out of CEI’s activities on behalf of the Company or its affiliates. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant of the preceding sentence which are finally judicially determined to have resulted primarily from such Indemnified Person’s bad faith, gross negligence or willful misconduct. In addition, the Company agrees to reimburse each Indemnified Person for all reasonable out-of-pocket expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of such Indemnified Person under this A&R Agreement; provided, however, that CEI shall promptly repay to the Company any such expenses the Company has previously reimbursed to the extent any Indemnified Person is finally judicially determined not to be entitled to indemnification hereunder as a result of the exception in the first sentence of this Attachment A.

(b)	If for any reason, the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and CEI on the other, but also the relative fault of the Company on the one hand and CEI on the other, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by CEI pursuant to this A&R Agreement; provided, however, that CEI acknowledges and agrees that the contribution obligations set forth in this paragraph shall not apply to claims, liabilities, losses or damages (or actions in respect thereof) or other expenses that are finally judicially determined to have resulted primarily from CEI’s bad faith, gross negligence or willful misconduct. It is hereby further agreed that the relative benefits to the Company on the one hand and CEI on the other with respect to any transaction or proposed transaction contemplated by this A&R Agreement shall be deemed to be in the same proportion as (i) the total value the transaction or proposed transaction bears to (ii) the fees paid to CEI with respect to such transaction.

(c)	No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other party in connection with any transaction contemplated by this A&R Agreement or any advice or services rendered by any Indemnified Person pursuant to this A&R Agreement, except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted primarily from such Indemnified Person’s bad faith, gross negligence or willful misconduct. The Company agrees that in no event will any Indemnified Person be liable or obligated in any manner for any damages (including, but not limited to, actual, consequential, exemplary or punitive damages or lost profits) in excess of the fees actually received by CEI pursuant to this A&R Agreement and the Company agrees not to seek or claim any such damages or profits in any circumstance.

(d)	The Company agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by any Indemnified Person (whether any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) without the consent of CEI (which consent shall not be unreasonably withheld in the case of a settlement involving only money damages) unless such settlement, compromise or consent includes an unconditional release of Indemnified Persons hereunder from all liability arising out of such claim, action, suit or proceeding. In addition, the Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person, without such Indemnified Person’s prior written consent.

(e)	To the extent officers or employees of CEI appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing or proceeding related to or arising from a Sale of the Company or CEI’s engagement hereunder or in a situation where such appearance, involvement or assistance results from CEI’s engagement hereunder, the Company will pay CEI, in addition to the fees set forth above, CEI’s customary per diem charges. In addition, if any Indemnified Person appears as a witness, is deposed or otherwise is involved in any action relating to or arising from a Sale of the Company or CEI’s engagement hereunder or in a situation where such appearance, involvement or assistance results from CEI’s engagement hereunder, the Company will reimburse such Indemnified Person for all expenses (including fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action. CEI acknowledges and agrees that the reimbursement obligations set forth in this paragraph shall not apply to CEI’s or any other Indemnified Person’s involvement in any action, hearing or proceeding to the extent related to CEI’s or such Indemnified Person’s bad faith, gross negligence or willful misconduct.

(f)	Each of the Company and CEI waives any right to a trial by jury with respect to any claim or action arising out of this A&R Agreement or the actions of CEI, and consents to personal jurisdiction, service of process and venue in any court in which any claim covered by the provisions of this Attachment A may be brought against an Indemnified Person.

(g)	The provisions of this Attachment A shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, and shall survive the expiration or termination of this A&R Agreement and the closing of any Sale of the Company or any other transaction contemplated by this A&R Agreement or the other completion of CEI’s services with respect thereto.

(h)	The Company hereby acknowledges and agrees that: (i) all rights, claims, demands or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) of the Company that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this A&R Agreement, or the negotiation, execution, or performance of this A&R Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this A&R Agreement), may be made only against (and are those solely of) CEI; (ii) no party other than CEI, including without limitation any director, officer, employee, stockholder, affiliate, agent, attorney or representative of, and any financial advisor or lender to, CEI (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) to the Company for any rights, claims, demands, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this A&R Agreement or based on, in respect of, or by reason of this A&R Agreement or its negotiation, execution, performance, or breach; and (iii) to the maximum extent permitted by law, the Company hereby waives and releases all such rights, liabilities, claims, demands, causes of action, and obligations against any such Nonparty Affiliates.

(i)	In the event the Company proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and the Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, the Company will give prompt prior notice thereof to CEI and will make proper provision in a manner reasonably satisfactory to CEI so that the Company’s obligations hereunder are expressly assumed by the other party or parties to such transaction.

(j)	If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

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